SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.  20549

                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934

 Date of Report (Date of Earliest Event Reported): March 1, 1996


                  TUCSON ELECTRIC POWER COMPANY
     (Exact name of registrant as specified in its charter)


               Arizona                               1-5924
86-0062700
(State of Incorporation)        (Commission File Number)
(IRS Employer

Identification No.)


          220 West Sixth Street, Tucson, Arizona  85701
       (Address of principal executive office)  (Zip Code)


                         (520) 571-4000
      (Registrant's telephone number, including area code)

Item 5. Other

     On March 1, 1996, the Company's Board of Directors approved amendments to the Company's Restated Articles of Incorporation, which would (i) reduce the number of outstanding shares of Common Stock, no par value, of the Company through a one-for-five reverse split (the "Reverse Split"); and (ii) reduce the number of authorized shares of Common Stock from 200 million to 75 million (the "Authorized Share Reduction"). The amendments are subject to the approval of the Company's shareholders at the Annual Meeting of Shareholders to be held on May 14, 1996. If the amendments are approved by the requisite vote of the Company's shareholders, they will become effective at the time of the filing of the amendments with the Arizona Corporation Commission. At and after the effective time of the amendments, each share of Common Stock will be reclassified and changed into one-fifth of one share of Common Stock. Where such reclassification would result in a shareholder becoming the holder of a fractional interest in a share of Common Stock, the number of shares held by such shareholder will be rounded up to the nearest whole share.

     The Reverse Split is intended to increase the marketability and liquidity of the Common Stock. The Board of Directors believe that the Reverse Split may increase the trading price of the stock to a price more appropriate for an exchange-listed security, although no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Split.

     The reduction in the number of authorized shares of Common Stock resulting from the Authorized Share Reduction would not be proportionate to the reduction in the number of shares outstanding as a result of the Reverse Split. The Board of Directors believes that the increased ratio of authorized shares to outstanding shares will provide additional flexibility for the Company to issue additional capital for the reduction of debt, for necessary or desirable additions to the Company's electric system and for other corporate purposes.

     Shareholder votes will be solicited only by means of definitive proxy soliciting materials in accordance with applicable securities laws.

                            SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   TUCSON ELECTRIC POWER COMPANY
                                             (Registrant)


Date:  March 6, 1996                    Ira R. Adler
                                        -------------------------
                                        Ira R. Adler
                                        Senior Vice President and
                                        Principal Financial Officer